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As filed with the Securities and Exchange Commission on August 13, 2002

Registration No. 333-84438

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

F.A.O., INC.
(Exact name of registrant as specified in its charter)

California	95-3971414
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2520 Renaissance Boulevard
King of Prussia, PA 19406
(Address of principal executive offices) (Zip code)

610.292.6600
(Registrant's telephone number, including area code)

Jerry R. Welch
2520 Renaissance Boulevard
King of Prussia, PA 19406
610.292.6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after the Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)

        If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

EXPLANATORY NOTE

        F.A.O., Inc. hereby amends its Registration Statement on Form S-3 (No. 333-84438) (the "Registration Statement"), declared effective on June 6, 2002, by filing this Post-Effective Amendment No. 1 (this "Amendment"). This Amendment is being filed to amend the Plan of Distribution to allow for (i) the distribution of covered shares in a privately negotiated transaction and (ii) the distribution by Zany Brainy, Inc. of its covered shares to its unsecured creditors under a plan of bankruptcy. Because this Amendment is being filed two months after the original effectiveness of the Registration Statement, we have also taken this opportunity to update certain financial and shareholder information.

The information in this prospectus is not complete and may be changed. The securities may not be sold pursuant to this prospectus until this Post-Effective Amendment No. 1 to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Subject to Completion, dated August 19, 2002

PROSPECTUS

6,170,208 Shares

Common Stock

        This prospectus covers 6,170,208 shares of our common stock. Certain of our shareholders will, from time to time, be offering and selling these shares of common stock. You should refer to the "Selling Shareholders" section of this prospectus for identification of the Selling Shareholders. Approximately 2.9 million of these shares, or approximately 8.3% of our outstanding shares of common stock, will be available for resale by nonaffiliated Selling Stockholders. Approximately 3.27 million of these shares, or approximately 9.3% of our outstanding common stock may be pledged by affiliated Selling Shareholders and may be resold if required by the pledgee of such shares. You should refer to the "Plan of Distribution" section of this prospectus. We will not receive any proceeds from the sale of these shares.

        The Selling Shareholders received these shares of common stock, or will receive these shares upon the exercise of warrants, pursuant to private transactions undertaken by F.A.O., Inc. and its affiliates. This registration is being undertaken pursuant to registration rights agreements between the Company and the Selling Shareholders.

        Our common stock is traded on the Nasdaq National Market under the symbol FAOO. On August 19, 2002, the closing price of our common stock as reported on the Nasdaq National Market was $4.38 per share.

        You should carefully consider the "Risk Factors" section of this prospectus, which begins on page 3, in determining whether to purchase our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August     , 2002.

RISK FACTORS

        You should consider carefully all the information included or incorporated by reference in this prospectus and, in particular, should evaluate the following risks before deciding to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we confront. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our financial condition and operating results could be materially adversely affected. As used in this prospectus, unless the context requires otherwise, "we," "us," "our" or the "Company" means F.A.O., Inc. and its subsidiaries.

Risks Related to Financial and Economic Matters.

  Our operating results are difficult to predict.

        We acquired substantially all of the assets of Zany Brainy, Inc. and its affiliates (collectively, "Zany Brainy") on September 5, 2001, including 169 retail stores in 34 states, through a sale of assets and assignment of liabilities pursuant to sections 363 and 365 of the U.S. Bankruptcy Code (the "Zany Brainy Acquisition"). The Zany Brainy business is significantly larger than our business was prior to the Zany Brainy Acquisition. Operating results in these new Zany Brainy stores are expected to depend to a significant extent on our sales during the months of November and December.

        We acquired assets of F.A.O. Schwarz and Quality Fulfillment Services, Inc. on January 6, 2002, including 22 retail stores in 14 states and the flagship store in New York City (the "FAO Acquisition"). The FAO Schwarz business is significantly larger than our business prior to the Zany Brainy Acquisition and constitutes a significant portion of the combined business. Operating results in these new FAO Schwarz stores are also expected to depend to a significant extent on our sales during the months of November and December.

        If we fail to meet the expectations of securities analysts and investors, the trading price of our common stock may decline significantly.

  We have a history of operating losses.

        We reported operating losses of $1.8 million in our fiscal year ended February 2, 2002, and operating losses related to the Right Start retail store operations for our fiscal year ended February 3, 2001 of $3.0 million and for our fiscal year ended January 29, 2000 of $3.3 million. We cannot assure you that the assets we purchased in the Zany Brainy Acquisition or the FAO Acquisition will not also produce operating losses in the future. We may continue to experience losses or fluctuations in our operations.

        Specifically, our annual and quarterly results of operations may fluctuate as a result of a number of factors, including:

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  the results of operations for the Zany Brainy and FAO brands;

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  unforeseen integration costs;

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  the timing and costs associated with placing Right Start boutiques in Zany Brainy stores;

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  the timing and costs of our store expansion strategy;

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  the introduction of new products and changes in the mix of products sold; and

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  the availability of and customer demand for particular products.

        Losses could negatively affect our working capital, the extension of credit by our suppliers and our ability to implement our retail expansion strategy.

        Failure to integrate successfully the businesses acquired in the Zany Brainy Acquisition and the FAO Acquisition with our existing operations could materially adversely affect our operating results.

        We need to integrate the businesses and operations acquired by our subsidiary ZB Company, Inc. in the Zany Brainy Acquisition and by our subsidiary FAO Schwarz, Inc. in the FAO Acquisition. Our failure to do so effectively could result in a loss of key personnel, employees and customers and could result in significant expense. Our integration efforts may distract our management from operations. Either result could materially adversely affect our operating results. We have begun to introduce Right Start boutiques into our existing Zany Brainy stores, combine certain accounting and operational functions and sell certain assets acquired in the Zany Brainy Acquisition and the FAO Acquisition. If we fail to do so efficiently we may not recognize cost savings from our integration and may have less capital than we need to operate effectively.

        We are adjusting our cost structure at our Zany Brainy and FAO Schwarz businesses. These adjustments include reducing marketing expenses and reducing dependence of the Zany Brainy brand on price promotions. We may reduce costs too dramatically, negatively impacting our ability to operate effectively, or we may lose sales as a result of changing our marketing budget and strategy.

        We expect benefits from cross-merchandising our products among brands and from cross-promotion among brands and channels but we cannot assure you that these benefits will materialize. We also expect benefits from rationalizing our distribution operations. We cannot assure you that we will be able to rationalize our distribution operations as planned or that we will recognize the cost savings we expect.

        Restrictive loan covenants and significant lender discretion under our credit facility may directly or indirectly limit our ability to take desired corporate actions and restrict our cash flow, limiting our ability to operate our business.

        We entered into an Amended and Restated Loan and Security Agreement with Wells Fargo Retail Finance, LLC (the "Bank") as of April 30, 2002. This loan agreement combined the credit facilities we previously maintained separately for ZB Company, Inc., and for ourselves and FAO Schwarz, Inc. (the "Consolidated Credit Facility"). Our operating subsidiaries, FAO Schwarz, Inc. and ZB Company, Inc., are also borrowers under the Consolidated Credit Facility, which consists of a standard revolving line of credit of up to $115 million and an additional special term subline of up to $12 million. The borrowers' obligations under the Consolidated Credit Facility are secured by liens on substantially all of their assets with certain exceptions for liens previously granted to other parties.

        We are currently in compliance with all covenants under the Consolidated Credit Facility. In the past we have occasionally failed to comply with certain covenants in our credit facilities with the Bank. While the Bank has always granted waivers or amended the relevant facility in connection with our noncompliance, we cannot assure you that it would do so in the future. If we were to fail to comply with covenants under the Consolidated Credit Facility and the Bank were not to waive our noncompliance, the Bank could accelerate the repayment of our existing obligations to it, refuse to extend us additional credit and exercise other remedies which would significantly restrict our cash flow and limit our ability to operate our business.

        A portion of the proceeds from the Consolidated Credit Facility was used to retire amounts due under our former credit facility and the credit facility maintained by ZB Company, Inc. The remaining proceeds are available for general corporate purposes in accordance with our operating budget that has been approved by the Bank (the "Budget"). As of August 19, 2002 we had an aggregate availability of approximately $19.7 million. The Consolidated Credit Facility limits capital expenditures to amounts approved by the Bank. We are required to have net earnings (excluding extraordinary non-cash gain or loss) before interest, income taxes, depreciation and amortization equal to at least 70% of amounts projected in our Budget on a rolling twelve-month basis. Net earnings will be tested monthly beginning December 2002 (with December 2002 and January 2003 measured on a year-to-date basis).

        We must maintain a minimum availability under our standard revolving line of credit of not less than $5 million through November 30, 2002 and during the calendar months of July through November thereafter and $7.5 million during the calendar months of January through June and December. We also must maintain a cost value of inventory that is within 15% of our Budget at all times.

        After December 31, 2002, if the special term subline remains outstanding, we must maintain a ratio of purchases to cost of goods sold of not less than 0.30:1.00 from January through May, 0.70:1.00 in June, 1.00:1.00 in July, 1.25:1.00 in August and September, 1.35:1.00 in October, 1.00:1.00 in November and 0.50:1.00 in December. In addition, after December 31, 2002, if the special term subline remains outstanding, our maximum effective advance rate tested at the end of each calendar month (or, in the case of December, on December 24) is limited to 50% of the value of eligible inventory from January through March, 65% from April through July, 70% from August through November and 35% for December. As of August 19, 2002, our effective advance rate was 62.5%.

        Finally, for so long as the special term subline remains outstanding, the aggregate of all advances under the Consolidated Credit Facility, the special term subline amount and certain letters of credit may not exceed 100% of the net retail liquidation value of our inventory through October 31, 2002, 95% from November 2002 through December 2002 and 90% thereafter. As of August 19, 2002 the aggregate of such amounts was equal to 87.6% of the net retail liquidation value of our inventory. The special term subline may be terminated and replaced without cost other than payment of fees that have been earned in advance thereunder. We intend to replace the special term subline on or before December 21, 2002 through the proceeds of a debt or equity offering, though we cannot assure you that we will be able to do so.

        Because our FAO Schwarz and Zany Brainy businesses are highly seasonal we depend to a significant extent on the Consolidated Credit Facility to fund our cash flow needs for most of the year. The Consolidated Credit Facility limits our ability to borrow additional money, pay dividends, dispose of assets, make additional corporate investments, increase director and officer compensation and experience a change of control. Our ability to take desired corporate actions and to fund our operations is dependent on our compliance with these restrictions or our ability to obtain Bank waivers of them. We cannot assure you that we will be able to comply with these restrictions or that the Bank would waive them.

        Competition from mass market retailers and discounters, which have strong brand recognition and financial and other resources, may have a negative impact on our sales.

        Many mass market retailers and discounters, such as Toys "R" Us, Wal-Mart and Target, have strong brand recognition and greater financial, marketing and other resources than we do. We could be at a disadvantage in responding to these competitors' merchandising and pricing strategies, advertising campaigns and other initiatives. Several of these competitors, including Toys "R" Us, have launched successful internet shopping sites which compete with our stores and internet marketing channels. In addition, an increase in focus on the specialty retail market or the sale by these competitors of more products similar to ours could cause us to lose market share.

        Any significant reduction in or restriction on the availability of our trade credit could result in materially reduced sales.

        As do many retailers, we depend on the availability of credit from the suppliers of our inventory. Our trade creditors permit us a period of time after shipment to pay for the goods they ship to us. If our trade creditors significantly restrict the terms on which we may pay, we may be unable to replace that credit from other sources. Several of our trade creditors provide a significant amount of the inventory we sell. If they were to restrict the terms on which we may pay or otherwise refuse to do business with us, we may have to replace them and we cannot make assurances that we would find acceptable replacements or that we would not suffer reduced sales while in the process of replacing them.

        We may need to raise additional capital, which may not be available to us, and which may, if raised, dilute our existing shareholders' ownership interest in us.

        We expect that our available funds will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms or at all. If we cannot raise additional capital on acceptable terms, we may not be able to:

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  purchase needed inventory;

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  open Right Start boutiques within Zany Brainy stores or open new stores;

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  enhance our infrastructure;

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  hire, train and retain employees;

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  keep up with technological advances;

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  respond to competitive pressures or unanticipated requirements; or

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  pursue acquisition opportunities.

        We raised additional capital in order to accomplish the Zany Brainy Acquisition and the FAO Acquisition. The capital raised, together with the common stock we issued and sold in a private placement that closed in May 2002, diluted our existing shareholders' ownership position in the Company. In connection with these transactions, we issued common stock and securities that converted or are convertible into our common stock amounting to a total of approximately 26.4 million shares of our common stock, or approximately 68.6% of the total number of our outstanding shares (assuming conversion of the remaining convertible securities) as of August 19, 2002. If we raise additional capital in the future our existing shareholder's ownership interest may again be diluted. We cannot assure you that the use to which we put additional capital raised will increase the value of the Company proportionately to the amount of dilution a shareholder experiences in such a transaction. If such an increase does not occur, the value of such shareholder's ownership position may decrease.

        Potential future acquisitions could be difficult to integrate, disrupt our business, adversely affect our operating results and dilute shareholder value.

        We may acquire other businesses in the future, which may complicate our management tasks. We may need to integrate widely dispersed operations with distinct corporate cultures. Our failure to do so could result in our inability to retain the management, key personnel, employees and customers of the acquired business. Such integration efforts also may distract our management from our existing operations. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our shareholders could be diluted if we finance the acquisitions by incurring debt or issuing equity securities.

        We are susceptible to changing economic conditions and localized events which may affect our results of operations.

        Our business depends heavily on middle- to upper-income individuals whose income may be adversely affected by changes in the national economy. A prolonged economic downturn throughout the United States may decrease sales of our products and have a material adverse effect on our financial condition and results of operations. We would expect such a decrease to be felt first and most strongly in our mall stores and, in the case of reduced tourism, in our FAO Schwarz flagship stores. In addition, our stores typically face short-term or limited effects from localized events such as weather and local economic events.

Risks Related to our Business and Operations

        We are dependent on third party service providers and may suffer monetary losses if we must replace their services.

        We have entered into a number of service agreements with third parties. We have limited control over these other companies and have no long-term relationships with any of them. Although we believe that our service providers are reputable and dependable, we cannot assure you that these parties will continue to perform such services or that they can be replaced on terms favorable to us.

        Our operations depend on third parties for the following services:

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  software services;

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  transportation and delivery services;

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  inventory and returns storage and handling;

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  credit card processing; and

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  telecom access.

        Our business relies on foreign product sources and our profits could be adversely affected by factors related to such dependence.

        We do not own or operate any manufacturing facilities. Instead, we buy all of our products from manufacturers and distributors. Right Start products are purchased from over 350 different vendors worldwide. ZB Company, Inc. and FAO Schwarz, Inc. each purchase from over 400 different vendors, though many of these vendors supply across the brands. In total, between 5% and 10% of Right Start product is purchased from foreign vendors. ZB Company, Inc. imports between 15% and 20% of its purchases, including most of its private label products, directly from foreign manufacturers. FAO Schwarz, Inc. imports over 25% of its purchases. In addition, a significant number of the products we purchase from domestic suppliers are manufactured abroad. Historically, imported items have had higher gross profit margins. Imports allow us to offer a large selection of unique goods. We expect that we will become even more dependent on imported items in our operations. As a result, we are subject to risks associated with relying on foreign manufacturers, such as:

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  the inability to return products;

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  fluctuations in currency exchange rates;

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  economic and political instability;

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  transportation or production delays;

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  restrictive actions by foreign governments;

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  the laws and policies of the United States affecting importation of goods, including duties, quotas and taxes;

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  foreign trade and tax laws;

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  adverse publicity due to foreign labor practices;

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  trade infringement claims; and

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  failure of our customs brokers to comply with import regulations.

        Our profitability is therefore dependent on our ability to manage such risks while still offering an appealing product mix at profitable prices. Interruptions or delays in our imports could cause shortages in our product inventory and a decline in our sales unless we secure alternative supply arrangements. Even if we could locate alternative sources, the products from such sources may be of lesser quality or more expensive than those we currently purchase. Our sales could also suffer if our suppliers experience similar problems with foreign manufacturers. In addition, we cannot assure you that we will continue to be able to obtain unique products produced domestically or internationally or higher gross margins on imported products. Nor can we assure you that we would be able to replace any particular vendor if our relationship with the vendor were to prove unsatisfactory with the result that we may not be able to offer the selection or quality that our consumers demand and the potential that we may lose sales.

        Our operations depend on independent manufacturers and loss of any of our key vendors could impact our profitability.

        We do not own or operate any manufacturing facilities. Instead we depend on manufacturers and distributors to supply us enough products at competitive prices. From the date of our purchase of the Zany Brainy business through February 2, 2002, three vendors have supplied between 5% and 10% of our purchases. If a manufacturer cannot or chooses not to ship orders to us in a timely manner or meet our quality standards, we may run short of inventory in our retail stores. Our customers may subsequently look elsewhere to find the products they desire. Any of these circumstances may have a material adverse effect on our financial condition or results of operations.

        We generally do not have long-term contracts with our independent manufacturing sources. As such, we compete with other companies for production facilities. If we are unable to obtain products that meet the demands of our customers, our sales may fall. We believe that we have close relationships with our manufacturing sources. Our future success, however, partly depends on our ability to maintain these types of relationships.

        Our operations could be disrupted if information systems fail, which could negatively impact our sales.

        Our business depends on the efficient and uninterrupted operation of our computer and communications software and hardware systems. We regularly make investments to upgrade, enhance and replace our systems.

        As part of the investments we received at the time of the Zany Brainy Acquisition we were required to acquire the online business conducted under the Right Start brand from its owners. We use the assets of this entity for our internet marketing for the Right Start brand and also have relaunched internet marketing for the Zany Brainy brand using the same technology. We have also integrated website development and marketing functions for the Right Start, Zany Brainy and FAO brands. Our failure to successfully operate these internet channels could result in the loss of a marketing opportunity or materially adversely affect our operations generally.

        We have no formal disaster recovery plan to prevent delays or other complications arising from information systems failure. Our business interruption insurance may not adequately compensate us for losses that may occur.

        Competition from internet-only retailers, which may have a cost advantage and reach a broader market, may have a negative impact on our business.

        We face competition from internet-only retailers, such as Amazon.com. Such retailers may have a cost advantage and reach a broader market, which may have a negative impact on our business or on our ability to expand our business.

        Competition from smaller format, specialty educational and creative toy retailers may impair our sales growth.

        Our direct competitors include smaller format, specialty educational and creative toy and game retailers who compete with us primarily on the basis of service. These retailers could impede our ability to increase our sales.

        Competition from all of our competitors could cause our sales and profitability to suffer.

        With respect to all of our competitors, our sales and profitability could suffer if:

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  new competitors enter markets in which we are currently operating;

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  our competitors consolidate successfully with stronger entities and increase their competition with us;

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  our competitors implement aggressive pricing strategies;

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  our competitors expand their operations;

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  our suppliers sell their products directly to, or enter into exclusive arrangements with, our competitors; or

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  our competitors adopt innovative store formats, retail sales methods or merchandising strategies that are similar to ours or more appealing to our customers.

        If we are unable to predict or react to changes in consumer demand, we may lose customers and our sales may decline.

        Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demand and preferences. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If we misjudge the market for our merchandise, we may overstock such products and be forced to take significant inventory markdowns, which may have a negative impact on our profitability, or return overstocked products to vendors, which may have a negative impact on our relationships with our vendors. Alternatively, we may understock our products and lose sales.

  Our retail expansion strategy exposes us to risks of growth.

        Since our fiscal year ended February 1, 1997, the Right Start retail store operating strategy has focused on opening and operating new retail stores at street locations, while closing less profitable retail stores at certain mall locations. While we do not currently plan to open many new stores during this fiscal year, we currently expect to open up to 20 to 30 Zany Brainy/Right Start combination stores in the next fiscal year. We cannot assure you that our retail store strategy will be profitable.

        Our ability to open and operate new stores profitably will be dependent on the identification and availability of suitable locations, the negotiation of acceptable lease terms, our financial resources, the successful hiring and training of store managers and our ability to control the operational aspects of growth. We cannot assure you that we will be able to open and operate new stores on a timely and profitable basis or that same store sales will increase in the future. We expect to fund store openings from cash flow from operations and borrowings under our credit facility. We cannot assure you that cash flow from our operations and borrowings under our credit facility will be adequate for us to open new stores on any time frame we may set for ourselves.

Risks Related to Operations of The Right Start Store Chain

  We may incur costs in connection with the closing of mall stores.

        Over time, we expect to replace all or nearly all of our mall stores with street-location stores as our mall store leases expire. In addition, we may close additional stores if we deem such a decision to be warranted and we can do so on what we determine is a cost effective basis. In each of the last two fiscal years store closings have resulted in store closing expense. We may choose to close stores prior to lease expiration in which case we may be unable to assign such leases in a manner that allows us to avoid store closing costs. In addition, upon natural expiration of our leases we may be unable to find suitable locations nearby that allow us to retain the customer base we have developed.

Risks Related to ZB Company, Inc. and FAO Schwarz, Inc. Operations

        The business of each of ZB Company, Inc. and FAO Schwarz, Inc. is highly seasonal, and annual results are highly dependent on the success of the Christmas selling season.

        A significant portion of the sales of each of ZB Company, Inc. and FAO Schwarz, Inc. is expected to occur in our fourth quarter (generally November through January) coinciding with the Christmas holiday shopping season. Therefore, the contribution by these brands to our results of operations for the entire year depend largely on fourth quarter results. Typically, these business have not been profitable in any quarter other than the fourth quarter of any fiscal year, and this trend may continue. Factors that could cause the sales and profitability of these businesses to suffer include:

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  the availability of and customer demand for particular products;

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  adverse weather conditions;

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  unfavorable economic conditions;

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  inability to hire adequate personnel; and

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  inability to maintain appropriate inventory levels.

        If we are unable to predict or react to changes in consumer demand for popular products, we may lose customers and ZB Company, Inc. and FAO Schwarz, Inc. sales may decline.

        It is common in the toy industry for some popular products, such as Pokemon and Beanie Babies, to achieve high sales, but for unpredictable periods of time. Consumer demand for popular products can and does decrease significantly without warning. We intend to rely less on this type of product at ZB Company, Inc. As a result, we do not expect to enjoy such high sales drivers for ZB Company, Inc. FAO Schwarz, Inc. will depend for the success of the FAO brand on continued identification of high-quality, unique items that generate strong popular demand. If we are unable to identify alternative products for ZB Company, Inc. more in keeping with its educational focus and popular products for FAO Schwarz, Inc. that enjoy strong consumer demand, we may lose customers and encounter reduced customer traffic in their stores, which will result in a decline in sales. The introduction of new products may also depress sales of existing products. In addition, a decrease in the demand for popular products may negatively affect comparable store sales. Moreover, because at our Zany Brainy stores we sell only those products that conform to ZB Company, Inc.'s product mission, we may choose not to sell some products that Zany Brainy's customers desire and thus lose potential sales.

Risks Related to ZB Company, Inc. Operations

        Competition from non-toy specialty retailers, which compete with ZB Company, Inc.'s children's book and software businesses, could negatively affect ZB Company, Inc.'s business in these categories.

        Non-toy specialty retailers, such as Barnes & Noble and Best Buy, are competing with ZB Company, Inc.'s children's book and software businesses. Such competition could significantly hinder ZB Company, Inc. sales in these categories.

Risks Related to FAO Schwarz, Inc. Operations

        The failure of FAO Schwarz, Inc. to maintain product exclusivity could result in reduced sales and increased marketing expense.

        A large percentage of FAO brand sales are generated from products not generally available from mass toy merchants. In addition, FAO stores are routinely the launch site for new product offerings. If the FAO brand is unable to maintain exclusive rights or the brand loses its perceived distinction, sales can be expected to suffer in those stores and marketing expense, which typically has been very small, can be expected to increase.

Risks Related to the Securities Markets

  The price of our common stock may fluctuate.

        Our common stock is quoted on the Nasdaq National Market. In the past, our stock has experienced significant price and volume fluctuations. Such fluctuations may adversely affect the market price of our common stock without regard to our operating performance. In addition, other factors that could cause the price of our common stock to fluctuate substantially include quarterly fluctuations in our financial results, sales after registration of our privately placed securities (including pursuant to this prospectus), the general economy and the financial markets. We are likely to experience such price and volume fluctuations in the future.

        Concentration of ownership limits our outside shareholders' ability to influence corporate matters.

        Our executive officers, directors and significant shareholders collectively own approximately 67.2% of the outstanding shares of our common stock. Pursuant to a shareholder agreement among Kayne Anderson Investment Management, Inc., Fred Kayne, and Athanor Holdings, LLC ("Athanor") and the investment agreement between the Company and Athanor, Athanor has the right to designate three directors, one of whom is to be "independent," and Kayne Anderson and Fred Kayne have the right to designate three directors, for service on the Company's Board of Directors. These shareholders have agreed to elect the appointed directors and our president to the Board of Directors. As long as these shareholders choose to vote together, they will have the power to control the election of our directors and the approval of any other action requiring the approval of our shareholders, including any amendment to our certificate of incorporation and mergers or sales of all or substantially all of our assets. In addition, without the consent of these shareholders, we will be prevented from entering into transactions that could be beneficial to us or our other shareholders. Also, third parties could be discouraged from making a tender offer or bidding to acquire the Company at a price per share that is above the then-current market price.

  Sales of our common stock may depress our stock price.

        Sales of a substantial number of shares of our common stock in the public market, including sales under this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock and could make it more difficult for us to raise funds through future offerings of common stock. The securities covered by this prospectus constitute 6,170,208 shares of our common stock, or approximately 17.6% of our outstanding common stock. We recently registered for resale, on separate registration statements, 9.5 million shares of our common stock held by certain of our shareholders. In addition, certain of our affiliates which hold approximately 17.6 million shares of our common stock, or approximately 50.4% of our outstanding common stock, have rights to have their shares registered for resale that they have not yet exercised. Approximately 11.5 million shares of our outstanding common stock, or approximately 33% of our outstanding common stock, are not held by officers, directors or 10% holders.

Risks Related to Legal Uncertainty

        Our intellectual property rights may not be safeguarded, are subject to the rights of others and may be impaired by infringement claims.

        Our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property are critical to our success. We obtained the right to use "F.A.O. Schwarz" and variations thereof under license from the F.A.O. Schwarz Family Foundation. The license is perpetual for so long as we comply with the terms of the license agreement. The license agreement permits the exclusive use of the FAO Schwarz name and mark for advertising, promotion or any other business purposes, including use of the mark on products, packaging and labeling and in connection with advertising in operated or licensed stores, through catalogs, internet, television, computer and other electronic means, product licensing, and branded products for resale by third party retailers. FAO Schwarz, Inc. will pay royalties to the F.A.O. Schwarz Family Foundation based on such sales and licensing revenues. The agreement provides the F.A.O. Schwarz Family Foundation with quality control rights over our use of the name and mark. Any failure by us to comply with the terms of the license agreement, including the quality control provisions, and the consequent loss of any rights in the FAO Schwarz name and mark, could adversely affect our operations.

        We rely on trademark and copyright law to protect our proprietary rights. We also depend on trade secret protection, confidentiality and license agreements with our employees, customers, partners, subsidiaries and others. A third party could copy or otherwise obtain information from us without authorization. For example, employees or consultants could breach their confidentiality agreements. In such a situation, we may not have adequate remedies for breach. In addition, third parties could infringe on our intellectual property and cause us to incur significant defense costs. Any inability to protect our proprietary rights may materially adversely affect our business by reducing our ability to exploit goodwill we have created with our customers. We may also incur significant costs attempting to prevent third parties from using identifying marks similar to ours without any guarantee that we will be successful. In addition we could find our time and other resources diverted to defend against or develop alternate solutions with respect to infringement claims made by others.

        In addition, we enter into licensing agreements from time to time with respect to the intellectual property of others that give us the right to use this intellectual property in the marketing of our products. These licenses typically last from one to five years and may or may not be exclusive to us. We cannot assure you that these licenses will be renewed, and failure to renew them could adversely affect our sales and results of operations.

        We may be subject to lawsuits arising from our acquisition of the entity that controlled online sales of products under the Right Start brand.

        Creditors of RightStart.com Inc. have made claims and may make claims against us for RightStart.com Inc.'s debts. We have disputed and will continue to dispute those claims; however, if a court were to find us liable for such claims, we have agreed to indemnify Athanor and its affiliates for a portion of any losses resulting from those claims.

        We were sued by Oxygen Media, LLC ("Oxygen") in New York Supreme Court to recover the alleged value of cable television and internet media time allegedly provided or to be provided to us and RightStart.com Inc. The claim is based on a term sheet that expressly stated that it was non-binding and on the purported value of advertising services provided to RightStart.com Inc. Oxygen asserted that we and RightStart.com Inc. breached an express contractual obligation in the term sheet to negotiate in good faith to reach an agreement that would have provided Oxygen with cash and in-kind marketing services equal to $13 million. Oxygen also asserted that we and RightStart.com Inc. owe Oxygen $720,000 under an implied-in-fact contract or for services provided. We filed a counter-claim to recover the excess value of the services provided to Oxygen over any services provided by Oxygen and also brought a fraud claim seeking $50 million in damages. We also filed a motion to dismiss Oxygen's complaint on the basis that the term sheet was non-binding by its terms and therefore may not be the basis of a breach of contract claim. On May 6, 2002, the New York Supreme Court granted our motion to dismiss Oxygen's $13 million claim. Oxygen has since amended its complaint to add Targoff-RS, LLC as a defendant and to include a $20 million fraud claim. We cannot predict the outcome of this litigation but we intend to defend it vigorously.

  We are subject to products liability and general liability claims.

        Our products are used for and by children and infants who may be injured from usage. We may be subject to claims or lawsuits resulting from such injuries or from injuries suffered by our customers, employees or agents in our stores or otherwise as a result of their relationship with us. We believe we currently have adequate liability coverage, through our own insurance and the insurance we require our vendors to have. We face the risk, however, that claims or liabilities could exceed our insurance coverage. Furthermore, we and our vendors may not be able to maintain adequate liability insurance in the future.

  The products we sell are subject to government regulation.

        The products we sell are subject to provisions of the Consumer Safety Act and the regulations issued thereunder. These laws authorize the Consumer Product Safety Commission ("CPSC") to protect the public from products that present a substantial risk of injury. The CPSC can require the manufacturer of defective products to repurchase or recall such products. The CPSC may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we market the products we sell. A recall of any of the products we sell may materially adversely affect us by impairing our reputation for quality and safety and diverting our resources from our business generally.

Risks Related to Net Operating Loss Carryforwards

        Our ability to use our federal and state net operating loss carryforwards in the future is limited.

        As of February 2, 2002, we had net operating loss carryforwards for federal tax purposes of approximately $33.7 million and net operating loss carryforwards for state tax purposes of approximately $14.3 million. Because we experienced an ownership change (under section 382 of the Internal Revenue Code of 1986) on March 26, 2002, when all of our then outstanding shares of convertible preferred stock converted into shares of our common stock, there are limitations on the amount of loss carryforwards that we can use each year. Our federal and state loss carryforwards expire in our fiscal years ending 2002 through 2022. This limitation on our ability to use a significant portion of our federal and state net operating loss carryforwards could have a material adverse impact on our net income after taxes.

Risks Related to Arthur Andersen LLP

        You may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in our financial statements included in this prospectus.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the inclusion of its report in this prospectus, and we have not filed that consent in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, your ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for untrue statements of a material fact, if any, contained in the financial statements audited by Arthur Andersen or omissions to state a material fact, if any, required to be stated in those financial statements.

 FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our company and our industry. When used in this prospectus, the words "believes," "anticipates," "intends," "expects" and similar expressions are intended to identify such forward-looking statements. You will find these forward-looking statements at various places throughout this prospectus and the documents incorporated by reference, including amendments. We advise you to closely consider information contained in the "Risk Factors" section of this prospectus when evaluating such forward-looking statements. These forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to unduly rely on any forward-looking statements.

THE COMPANY

        F.A.O., Inc. (formerly known as The Right Start, Inc.) is a specialty retailer of high quality developmental, educational and care products for infants and children and high quality toys, games, books and multimedia products for children up to age 12 conducted through the FAO Schwarz, Right Start and Zany Brainy brands. Our business expanded in the last fiscal year to include educational products, toys, games, books and multimedia products for children up to age 12 through the purchase of substantially all of the assets of Zany Brainy, Inc. and certain assets of upscale toy seller F.A.O. Schwarz (now known as KBB Retail Assets Corp.).

        Frederick August Otto Schwarz founded the FAO Schwarz business in 1862, just six years after he arrived in America from Westphalia, Germany. Mr. Schwarz operated his shop in Baltimore, Maryland until 1870 when he moved to New York to open the Schwarz Toy Bazaar on Broadway which eventually moved to its current location at 767 Fifth Avenue. In the intervening years FAO Schwarz developed into the premier upscale retailer of toys in the United States. We now have flagship FAO Schwarz stores in Manhattan, Los Angeles, San Francisco, Las Vegas, Boston and Orlando as well as 16 smaller stores, and we sell FAO Schwarz merchandise online and through catalogs. In addition, we are currently operating a flagship store in Chicago that we did not acquire in the purchase but operate under an agreement with KBB Retail Assets Corp. (fka F.A.O. Schwarz). The focus for the FAO Schwarz brand is on unique, high quality, exclusive products in playful, interactive, fun selling environments staffed with knowledgeable and attentive sales personnel. We purchased substantially all of the assets (other than 19 stores and certain employment agreements and other contracts) and assumed certain liabilities of KBB Retail Assets Corp. (fka F.A.O. Schwarz) and its telemarketing and fulfillment services affiliate through our subsidiary FAO Schwarz, Inc. in January 2002.

        The Zany Brainy business began in 1991 and the first Zany Brainy store was opened in Wynnewood, Pennsylvania in the same year. Today we operate 169 Zany Brainy stores nationwide and also sell merchandise under the Zany Brainy brand online and through catalogs. The Zany Brainy business is a leading specialty retail business selling high quality toys, games, books, multimedia and other educational products for children up to age twelve. In September 2001 we purchased substantially all of the assets and assumed certain liabilities of Zany Brainy, Inc. and its affiliates out of bankruptcy through our subsidiary ZB Company, Inc. As a condition of the Zany Brainy Acquisition we also acquired Targoff-RS, LLC ("Targoff") and its debt (which was held in part by certain of our affiliates). Targoff had previously acquired the online and catalog business conducted under the Right Start brand from the secured creditors of RightStart.com Inc. after they acquired those assets from RightStart.com Inc. in foreclosure.

        We believe our purchase of the Zany Brainy and FAO Schwarz brands is logical because we believe we share similar customer demographics, merchandising philosophies, service goals and vendors. In addition we believe that the opportunities for cross-marketing and operating cost synergies will benefit all three brands. We will, however, continue to face intense competition from mass market retailers, specialty retailers and internet-only retailers, among others. Competition from each of these sources limits our ability to increase profits at our stores without losing sales. We believe that our larger competitors compete primarily on the basis of price and that our small competitors compete primarily on the basis of service and relationships with the customer.

        The Right Start business initially began in 1985 as a catalog business designed to capitalize upon growing trends toward the use of mail order catalogs and the demand for high quality infants' and children's goods. Until our formation, parents' alternatives were limited to low-service, mass merchandise stores or sparsely-stocked, high-priced infants' and children's specialty stores. To counter this, we offer a carefully screened comprehensive selection of infant and toddler products that we consider to be the "best of the best," that is, the safest, most durable, best designed and best valued items, in a full service setting. Today retail sales under the Right Start brand occur in 42 stand-alone locations or neighborhood shopping centers and 18 large-enclosed regional shopping mall locations nationwide as well as online and through The Right Start Catalog. In addition, we have opened the first of up to 130 planned boutiques for the Right Start brand product in Zany Brainy stores.

        As part of the integration of the FAO, Right Start and Zany Brainy brands we changed our corporate name to F.A.O., Inc. in March 2002. We believe that such a change highlights our ownership of the well-recognized FAO Schwarz business and better reflects the high quality we strive to maintain for each of our three store brands. Additionally, we changed our stock symbol to FAOO in April 2002.

        F.A.O., Inc. is organized as a California corporation with its principal executive offices located at 2520 Renaissance Boulevard, King of Prussia, PA 19406. At a special meeting held on March 26, 2002, our shareholders voted to approve our reincorporation in Delaware. We anticipate completing our reincorporation later this year after obtaining necessary consents. Our telephone number is 610.292.6600.

        Presented below is our unaudited consolidated balance sheet for the quarter ended May 4, 2002 and our proforma consolidated balance sheet, reflecting the issuance and sale of 4.5 million shares of our common stock on May 24, 2002 as if such issuance and sale had taken place during the quarter ended May 4, 2002.

 F.A.O., INC.
CONSOLIDATED BALANCE SHEETS

(unaudited)

	May 4, 2002	Proforma Adjustments		Adjusted May 4, 2002
ASSETS
Current assets:
Cash and cash equivalents	$2,542,000			$2,542,000
Accounts and other receivables	9,269,000			9,269,000
Merchandise inventories	126,879,000			126,879,000
Prepaid catalog expenses	294,000			294,000
Other current assets	9,284,000			9,284,000

Total current assets	148,268,000			148,268,000

Non current assets:
Property, fixtures and equipment, net	31,355,000			31,355,000
Deferred income tax benefit	1,400,000			1,400,000
Goodwill	4,578,000			4,578,000
Other noncurrent assets	3,419,000			3,419,000

Total noncurrent assets	40,752,000			40,752,000

	$189,020,000			$189,020,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,421,000			$30,421,000
Accrued expenses	17,238,000			17,238,000
Accrued salaries and wages	5,761,000			5,761,000
Current portion of long term lease obligation	989,000			989,000
Total current liabilities	54,409,000			54,409,000

Revolving Line of Credit	81,064,000	(26,190,000	)(a)	54,874,000
Long term lease obligation	1,240,000			1,240,000
Deferred rent	2,022,000			2,022,000
Subsidiary Subordinated Notes	16,038,000			16,038,000
Junior Convertible Note	4,900,000			4,900,000

Total liabilities	159,673,000			133,483,000

Commitments and contingencies
Shareholders' equity:
Common stock and paid in capital (75,000,000 shares authorized at no par value; 30,426,504 and 38,420,960 issued and outstanding, respectively)	126,052,000	26,190,000	(a)	152,242,000
Accumulated deficit	(96,705,000)			(96,705,000)

Total shareholders' equity	29,347,000			55,537,000

	$189,020,000			$189,020,000

(a)
Reflects the issuance and sale of 4.5 million shares of our common stock sold at $6.00 a share, net of placement agents' fees and expenses.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock by the Selling Shareholders. For more information, you should refer to the "Plan of Distribution" section of this prospectus. Certain of the shares subject to resale under this prospectus are issuable upon the exercise of warrants held by Selling Shareholders. The warrants may be exercised for cash or by surrendering warrants equal in value to the cash exercise price. If all those warrants were to be exercised for cash, the Company would receive $548,000 which would be used for working capital.

SELLING SHAREHOLDERS

        The following table lists:

  •
  the names of each of the Selling Shareholders;

  •
  the number of shares of common stock owned directly or upon the exercise of warrants by each of the Selling Shareholders, as of August 19, 2002;

  •
  the number of shares that may be offered and sold by each of the Selling Shareholders; and

  •
  the number of shares each Selling Shareholder will own after the sale, assuming such shareholder sells all his or her shares registered for resale hereunder, and the percentage of the total shares outstanding represented by those shares.

        As used in this prospectus, "Selling Shareholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a Selling Shareholder after the date of this prospectus as a gift, pledge, partnership distribution, distribution to members or stockholders, transfer in connection with a bankruptcy plan of liquidation or other non-sale transfer. Except as noted below, none of the Selling Shareholders has had any position, office or other material relationship with us within the past three years. The shares of ARBCO Associates L.P., Kayne Anderson Non-Traditional Investments, L.P. and Richard Kayne (the "Kayne Entities") covered by this prospectus were registered in order that the Kayne Entities could pledge them as collateral. The Kayne Entities have no current intention of reselling such shares. The Kayne Entities, Bryant Riley, Gilbert Matthews and Robert A. Muh are affiliates of registered broker-dealers. Each Selling Shareholder who is an affiliate of a broker-dealer bought in the ordinary course of business and at the time of purchase of the securities to be resold had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

					Ownership of Common Stock After Offering(1)
Selling Shareholders	Shares of Common Stock Owned Prior to Offering(2)		Shares Offered for Selling Shareholder's Account(2)		Number of Shares(2)		Percent
ARBCO Associates, L.P. (3)	2,395,618		1,961,159	(1)	2,395,618		6.84%
Kayne Anderson Non-Traditional Investments, L.P.(3)	1,514,582		493,837	(1)	1,514,582		4.32
Richard Kayne(3)	1,088,058	(4)	818,438	(1)	1,088,160	(4)	3.11
Zany Brainy, Inc.(5)	1,100,000		1,100,000		—		*
Palomar Ventures I, L.P.(6)	132,954		132,954		—		*
Marina Corporate LLC(7)	68,995		68,995		—		*
Jerry & Ida Kayne(8)	256,320		256,320		—		*
Stephen Kayne(9)	64,080		64,080		—		*
Bruce Newberg(10)	10,000		10,000		—		*
Lloyd Miller(11)	192,240		192,240		—		*
Jerrold Fine(12)	25,000		25,000		—		*
William Calvert(13)	16,020		16,020		—		*
Milton and Rosemary Okun(14)	160,200		160,200		—		*
Bryant Riley(15)	160,200		160,200		—		*
Carl E. Warden SEP/IRA(16)	30,000		30,000		—		*
Keith Kretschmer(17)	64,080		64,080		—		*
Sigmund and Judith Wolkomir(18)	16,020		16,020		—		*
Michael Targoff(19)	225,753		225,753		—		*
Robert A. Muh(20)	32,040		32,040		—		*
Gilbert Matthews(21)	27,040		27,040		—		*
Arthur E. Hall(22)	200,000		200,000		—		*
Robert Schnell(23)	26,120		26,120		—		*
Donald Shapiro(24)	32,040		32,040		—		*
John and Angela Holland(25)	25,632		25,632		—		*
Tom Hacking(26)	32,040		32,040		—		*

Total	7,895,134		6,170,208		4,998,360		14.27%

(1)
Amounts assume each Selling Shareholder sells all of its shares offered hereby except for the Kayne Entities, who will be pledging their shares, and therefore the amounts assume the sale of none of the Kayne Entities' shares offered hereby.

(2)
Approximately 368,548 of the shares in this table owned by the Kayne Entities are shares that may be obtained upon exercise of outstanding warrants that are currently exercisable.

(3)
Richard A. Kayne is the President and Chief Executive Officer of Kayne Anderson Investment Management, Inc., which is the general partner of Kayne Anderson Capital Advisors, L.P., which in turn is the general partner of ARBCO Associates, L.P. and Kayne Anderson Non-Traditional Investments, L.P. Mr. Richard Kayne is also a director of the Company. The address for Mr. Richard Kayne and such entities is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

(4)
Includes 5,630 shares held in trusts and custodial accounts as to which Mr. Richard Kayne is the trustee or custodian but as to which he disclaims any beneficial interest.

(5)
Zany Brainy, Inc. c/o John Reilly, 2520 Renaissance Boulevard, King of Prussia, PA 19406. Zany Brainy, Inc., together with five of its subsidiaries (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") on May 15, 2001. In connection with the Bankruptcy, we purchased substantially all of the assets and certain liabilities of the Debtors. Part of the consideration for this purchase included issuing 1.1 million shares of our common stock to Zany Brainy, Inc. On March 6, 2002, the United States Bankruptcy Court for the District of Delaware, the court overseeing the Bankruptcy, approved and confirmed the Joint Consolidated Liquidating Plan of Reorganization (the "Liquidation Plan") filed by the Debtors and official committee of unsecured creditors. Pursuant to the Liquidation Plan, Zany Brainy, Inc. will, among other things, transfer all of the 1.1 million shares included in this prospectus to certain of the Debtors' unsecured creditors in satisfaction of claims held by these unsecured creditors. This transfer will be effectuated by the disbursing agent for the Bankruptcy at various payment dates and otherwise in accordance with the terms of the Liquidation Plan. The total number of shares distributed to any one party pursuant to the Liquidation Plan will not exceed 1% of our outstanding stock as of the date of this prospectus. The transferees of these shares may then sell or otherwise transfer these shares pursuant to this prospectus.

(6)
Ventures I, L.P., 100 Wilshire Boulevard Suite 450, Santa Monica, CA 90401

(7)
Marina Corporate LLC, 4134 Del Rey Avenue, Marina del Rey, CA 90292

(8)
Jerry & Ida Kayne, c/o Fortune Financial, 1800 Avenue of the Stars, Suite 310, Los Angeles, CA 90067

(9)
Stephen Kayne, Fortune Financial, 1800 Avenue of the Stars, Suite 310, Los Angeles, CA 90067

(10)
Bruce Newberg, 11601 Wilshire Blvd., Suite 1940, Los Angeles, CA 90025

(11)
Lisa Garrison c/o PNC Bank Re: Lloyd Miller, 249 Fifth Avenue P1-POPP-LB-6, Trust Securities Vault 939, Pittsburgh, PA 15222-2707

(12)
Jerrold Fine, HSMC Partners, L.P., 10 Wright Street, Building B-4, Westport, CT 06881

(13)
William Calvert, c/o Lehman Brothers, 1100 Glendon Avenue 11th Floor, Westwood, CA 90024

(14)
Milton T. Okun and Rosemary Okun, 942 North Alpine, Beverly Hills, CA 90210

(15)
Bryant Riley, B. Riley & Company, Inc., 11150 Santa Monica Boulevard, Suite 750, Los Angeles, CA 90025

(16)
RBC Dain Rauscher Custodian, f/b/o Carl E. Warden SEP/IRA, 510 Marquette Avenue South, Minneapolis, MN 55402-1106, Attn: Alternative Investments-Lisa Adams

(17)
Keith Kretschmer, 294 Sunshine Avenue, Sequim, WA 98382

(18)
Sigmund and Judith Wolkomir, 707 Broughton Road, Bethel Park, PA 15102

(19)
Michael Targoff, 1330 Avenue of the Americas, 36th Floor, New York, NY 10019

(20)
Robert A. Muh, c/o Sutter Securities, Inc., 1 Sansome Street Suite 3950, San Francisco, CA 94104

(21)
Gilbert Matthews, c/o Sutter Securities, Inc., 1 Sansome Street, Suite 3950, San Francisco, CA 94104

(22)
Arthur E. Hall, 1726 Cedarwood Drive, Minden, NV 89423

(23)
Robert Schnell, c/o Kayne Anderson, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067

(24)
Donald Shapiro, c/o Kayne Anderson, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067

(25)
John & Angela Holland, c/o Kayne Anderson, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067

(26)
Tom Hacking, c/o Kayne Anderson, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067

*
Less than one percent.

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of our common shares offered hereby. The Selling Shareholders (other than the Kayne Entities), including their transferees, pledgees or donees, or their successors, may sell their shares from time to time at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, either directly or through broker-dealers or underwriters. The brokers or underwriters may act solely as agents or may acquire the common shares as principals. The brokers or underwriters may receive the usual and customary compensation or specifically negotiated underwriting discounts, concessions or commissions from each of the Selling Shareholders and/or purchasers of the shares for whom they act as agent. The Kayne Entities and its pledgees, or their successors, may only sell their shares if a margin call is made against those shares or those shares are otherwise foreclosed upon, in which case those shares may be sold for the account of the applicable Kayne Entity in the same manner as shares held by the other Selling Shareholders.

        The shares may be distributed in one or more transactions. Such transactions may take place:

  (i)
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market; or

  (ii)
  in the over-the-counter market; or

  (iii)
  in underwritten public offerings; or

  (iv)
  by pledge to secure debts and other obligations; or

  (v)
  in a privately negotiated transaction; or

  (vi)
  in connection with the March 6, 2002 bankruptcy plan of liquidation involving Zany Brainy, Inc. and certain of its affiliates (see "Selling Shareholders"); or

  (vii)
  through a combination of any of the above which may involve crosses or block transactions.

        The Selling Shareholders may pay brokerage fees or commissions in the usual or customary form or specially negotiated brokerage fees in connection with such transactions.

        The aggregate proceeds to the Selling Shareholders from the sale of our common stock will be the purchase price of the common stock less discounts and commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly through agents. The shares of common stock described in this prospectus may be sold from time to time directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer shares of common stock for sale to or through underwriters, broker/dealers or agents. The Selling Shareholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, commissions or profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than in connection with this prospectus. The Selling Shareholders may decide not to sell any of the shares they hold or not to sell all of the shares they hold. The Selling Shareholders may transfer, devise or gift such shares by other means not described in this prospectus.

        To the extent required, whenever an offer of shares is made the following information will be set forth in an accompanying prospectus supplement, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part:

  •
  the specific shares to be sold,

  •
  the names of each of the Selling Shareholders,

  •
  the purchase price of the shares,

  •
  the public offering price of the shares,

  •
  the names of any agent, dealer or underwriter involved in the sale, and

  •
  any applicable commission or discount received by any agent, dealer or underwriter in connection with the sale.

        We have agreed to indemnify each of the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act. We have also agreed to contribute to payments the Selling Shareholders may be required to make for liabilities under the Securities Act.

        To comply with the securities laws of certain jurisdictions, the common shares will be offered or sold in such jurisdictions only through licensed brokers or dealers. Also, in certain jurisdictions the common shares may not be offered or sold unless they have been registered or qualified for sale or are exempt from registration or qualification.

        The Securities Exchange Act of 1934 and its rules and regulations apply to each Selling Shareholder and any other persons participating in the distribution. In particular, Regulation M of the Securities Exchange Act of 1934 may limit the timing of purchases and sales made by each Selling Shareholder and any other person. Such rules, regulations and limitations may affect the marketability of the shares offered hereby.

OUR CAPITAL STOCK

        We are authorized to issue up to 75,000,000 shares of common stock, without par value, and 250,000 shares of preferred stock. There are 35,025,563 shares of our common stock outstanding. No shares of our preferred stock are outstanding.

Our Common Stock

        Our common stock is traded on the Nasdaq National Market under the symbol FAOO.

        Each holder of our common stock is entitled to one vote per share registered in his or her name on our books on all matters submitted to a vote of our shareholders. However, California law permits shareholders to cumulate votes for the election of directors if a shareholder notifies the Company of his desire to do so at the meeting where the shareholder vote is to occur. If a motion to cumulate votes is made, all shareholders will vote cumulatively.

        All issued and outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are entitled to all dividends that are declared on our common stock from time to time by the board of directors out of funds legally available for that purpose, subject to the rights of holders of the Company's preferred stock then outstanding. For more information, we refer you to "Dividend Policy." Holders of our common stock have no preemptive rights. Upon dissolution, holders of common stock are entitled to share pro rata in our assets remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.

Our Preferred Stock

        We have no outstanding shares of preferred stock. Our board of directors, however, is authorized at any time and from time to time to create and provide for the issuance of shares of preferred stock in one or more series and to fix, from time to time, the relative rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock. The authority of our board of directors with respect to each series of preferred stock includes the determination of the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series.

        The issuance of any preferred stock may have the effect of delaying or preventing a change in control of FAO without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock. In certain circumstances, the issuance of preferred stock could depress the market price of our common stock. The board of directors effects a designation of each series of preferred stock by filing with the California Secretary of State a certificate of determination defining the rights and preferences of such series.

Certain Provisions in our Articles of Incorporation and Bylaws

        Our articles of incorporation and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

Blank Check Preferred Stock.

        Our articles of incorporation authorize blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to the preferred stock and can issue the stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

Approval of Certain Transactions.

        Our articles of incorporation require that any merger, consolidation, dissolution or sale of all or substantially all of the assets of the Company must be approved by the holders of sixty percent (60%) or more of our issued and outstanding shares entitled to vote thereon, unless such transaction is solely between us and any or our direct or indirect subsidiaries. This provision could have the effect of inhibiting the ability of a third party to acquire or merge with us.

No Shareholder Action by Written Consent.

        Our bylaws require that any action taken by our shareholders be held at a duly called noticed meeting and cannot be taken by written consent.

DIVIDEND POLICY

        Our Consolidated Credit Facility prohibits us from paying dividends without our lender's approval. Additionally, our board of directors has not declared or paid dividends in the past and has no present intention to declare or pay dividends in the future.

EXPERTS

        The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended February 2, 2002, as amended, have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting in giving such reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion of its report in this prospectus, and we have not filed that consent in reliance on Rule 437a promulgated under the Securities Act. We refer you to "Risk Factors—Risks Related to Arthur Andersen LLP" for a discussion of the risks associated with the lack of Arthur Andersen's consent.

LEGAL MATTERS

        Fulbright & Jaworski L.L.P., Los Angeles, California, has given an opinion with respect to the validity of the common shares offered hereby.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

  (1)
  The Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002, as amended.

  (2)
  The Company's Current Report on Form 8-K, dated March 26, 2002 (filed April 9, 2002).

  (3)
  The Company's Current Report on Form 8-K, dated March 26, 2002 (filed May 1, 2002), as amended.

  (4)
  The Company's Current Report on Form 8-K, dated June 4, 2002.

  (5)
  The Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 2002.

        If this prospectus modifies any documents incorporated by reference into this prospectus, this prospectus supersedes such document. Also, if a document incorporated herein by reference that we file later with the Securities and Exchange Commission modifies a document already incorporated by reference into this prospectus, then the later filed document will supersede the previously filed information. Any statement that is modified in this way will not be considered to be a part of this prospectus.

        You may request free copies of any of the documents incorporated by reference into the prospectus that are not delivered with the prospectus by writing or telephoning us at the following address:

2520 Renaissance Boulevard
King of Prussia, PA 19406
Attention: Secretary
610.292.6600

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

        Our common stock is traded on the Nasdaq National Market. Material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C., 20006.

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with Securities and Exchange Commission rules. You may inspect the registration statement and exhibits without charge at the office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Securities and Exchange Commission at prescribed rates.

MISCELLANEOUS

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. Neither F.A.O., Inc. nor any of the Selling Shareholders has authorized any other person to provide you with information different from that contained in this prospectus.

        The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

        Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

        The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. You should carefully read this prospectus together with additional information described under the heading "Where You Can Find More Information." For more detail, you should read the exhibits filed with our registration statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The expenses relating to the registration of the common shares will be borne by the Company. Such expenses are estimated to be as follows:

SEC Registration Fee	$6,285
Printing Expenses	2,500
Legal Fees and Expenses (including Blue Sky)	15,000
Accounting Fees and Expenses	15,000
Miscellaneous	2,500

Total	$46,285

Item 15. Indemnification of Directors and Officers

        Section 317 of the California General Corporation Law authorizes the Company to indemnify its officers and directors, including indemnification for liabilities (and reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Amended and Restated Articles of Incorporation of the Company authorizes the Company to indemnify any present or former officer, director or agent who breaches his or her duties to the Company or its shareholders. The indemnification can exceed the amount allowed by California law, subject to certain limitations.

        In addition, the Company has entered into indemnification agreements with certain of its former directors and executive officers.

        Under the indemnification agreements:

  •
  the Company must indemnify such individuals to the fullest extent permitted by applicable law,

  •
  the Company must advance costs and expenses incurred by the officer or director in defending or investigating an action. If the Company advances such payments and such person is not entitled to indemnification, then he or she must repay such amounts to the Company,

  •
  an officer or director may petition the court to require the Company to pay the amounts agreed to in the agreements and

  •
  if such officer or director is successful in making such a request to the court, he or she is entitled to the court costs incurred.

        The benefits of the indemnification agreements are not available if the officer or director:

        (1)  has other indemnification insurance for the claim, or the matters giving rise to the claim; or

        (2)  has committed an act, transaction or omission for which he or she may not be relieved of liability under California General Corporation Law or federal securities laws.

        In accordance with Section 204(a)(10) of the California General Corporation Law, the Amended and Restated Articles of Incorporation of the Company provide that a director is not liable to the Company or its shareholders for monetary damages to the fullest extent permissible under California law. Under California law, however, the Company may not limit the liability of a director for:

  (i)
  acts or omissions that show intentional misconduct or a knowing and culpable violation of law,

  (ii)
  acts or omissions that a director believes to be against the best interest of the Company or its shareholders or that involve bad faith,

  (iii)
  any transaction from which a director derived an improper personal benefit,

  (iv)
  acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances where the director was, or should have been, aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders,

  (v)
  acts or omissions that show an unexcused pattern of inattention that amounts to an abandonment of the director's duty to the Company or its shareholders,

  (vi)
  any improper transactions between a director and the Company where the director has a material financial interest,

  (vii)
  any unlawful distributions to the shareholders of the Company,

  (viii)
  any unlawful loan of money or property to any director or officer of the Company, or

  (ix)
  any unlawful guarantee of the obligation of any director or officer of the Company.

        The Company currently maintains directors' and officers' liability insurance.

Item 16. Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement by and among Zany Brainy, Inc., Children's Products, Inc., Children's Development, Inc., Noodle Kidoodle, Inc., Children's Distribution, LLC and Zany Brainy Direct LLC, F.A.O., Inc. (fka The Right Start, Inc.) and ZB Company, Inc., dated August 31, 2001, including registration rights.(1)
4.1	Second Amended and Restated Articles of Incorporation of F.A.O., Inc., (fka The Right Start, Inc.), dated December 15, 1998.(2)
4.2	Certificate of Amendment of Articles of Incorporation of F.A.O., Inc. (fka The Right Start, Inc.), dated March 26, 2002.(3)
4.3	Bylaws of F.A.O., Inc. (fka The Right Start, Inc.) as in effect on and after October 13, 1993.(2)
4.4
Warrant dated November 13, 2001, to purchase shares of common stock of F.A.O., Inc. (fka The Right Start, Inc.) issued to ARBCO Associates, L.P. Substantially identical warrants were issued to three investors exercisable for an aggregate of 100,000 shares of common stock of F.A.O., Inc. (fka The Right Start, Inc.) at an exercise price of $3.50 per share.(3)
4.5
Warrant dated October 6, 2000, to purchase shares of common stock of F.A.O., Inc. (fka The Right Start, Inc.) issued to ARBCO Associates, L.P. Substantially identical warrants were issued to 22 investors exercisable for a total of 449,000 shares of common stock of FAO, Inc. (fka The Right Start, Inc.) at an exercise price of $2.00 per share.(3)
4.6	Registration Rights Agreement dated as of September 1, 2000 in favor of purchasers of (since converted) Senior Subordinated Pay-in-Kind Notes, due 2005 of FAO, Inc. (fka The Right Start, Inc.)(3)
4.7	Registration Rights Agreement dated as of October 6, 2000 in favor of purchasers of (since converted) Series D Convertible Pay-in-Kind Preferred Stock of FAO, Inc. (fka The Right Start, Inc.)(3)
4.8
Registration Rights Agreement dated September 5, 2001 among FAO, Inc. (fka The Right Start, Inc.), Athanor Holdings, LLC, Fred Kayne, funds managed by Kayne Anderson Capital Advisors, L.P., Richard Kayne, Palomar Ventures I, L.P., Marina Corporate LLC and Michael Targoff.(3)
4.9
Registration Rights Agreement dated May 6, 1997 among FAO, Inc. (fka The Right Start, Inc.), funds managed by Kayne Anderson Capital Advisors, L.P., Arthur E. Hall, Cahill, Warnock Strategic Partners Fund, L.P., Fred Kayne, Michael Targoff and The Travelers Indemnity Company.(4)

4.10
Registration Rights Agreement dated September 4, 1997, between FAO, Inc. (fka The Right Start, Inc.) and certain funds managed by Kayne Anderson Capital Advisors, L.P., Cahill, Warnock Strategic Partners Fund, L.P., The Travelers Indemnity Company and certain other investors named therein.(4)
4.11
Registration Rights Agreement dated August 3, 1995 among FAO, Inc. (fka The Right Start, Inc.), funds managed by Kayne Anderson Capital Advisors, L.P., Albert Nicholas, Fred Kayne and Primerica Life.(5)
4.12	Investment Agreement, dated and effective as of August 15, 2001, by and between FAO, Inc. (fka The Right Start, Inc.) and Athanor Holdings, LLC.(1)
4.13	Amendment No. 1 to Investment Agreement, dated September 5, 2001(6)
4.14	Stockholders Agreement between Fred Kayne and Kayne Anderson Investment Management, Inc. and Athanor Holdings, LLC, dated August 15, 2001.(1)
4.15	Amendment No. 1 to Stockholders Agreement, dated September 5, 2001.(6)
5.1	Opinion of Fulbright & Jaworski L.L.P.*
23.1	Consent of Fulbright & Jaworski L.L.P. (included with Exhibit 5.1)*

(1)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Current Report on Form 8-K dated September 20, 2001.

(2)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Annual Report on Form 10-K for the fiscal year ended January 29, 2000.

(3)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Current Report on Form 8-K dated May 1, 2002.

(4)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

(5)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Annual Report on Form 10-K for the fiscal year ended June 1, 1996.

(6)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Current Report on Form 8-K/A dated November 19, 2001.

(7)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Current Report on Form 8-K dated January 18, 2002.

*
Previously filed.

Item 17. Undertakings

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issues.

SIGNATURES

        Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, State of Pennsylvania, on August 19, 2002.

F.A.O., INC.

By:	/s/ JERRY R. WELCH Jerry R. Welch President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	* Jerry R. Welch	President and Chief Executive Officer	August 19, 2002
	* Richard A. Kayne	Director	August 19, 2002
	* Fred Kayne	Chairman of the Board, Director	August 19, 2002
	* Jill T. Higgins	Director	August 19, 2002
	* Andrew Feshbach	Director	August 19, 2002
	* Robert R. Hollman	Director	August 19, 2002
	* Howard M. Zelikow	Director	August 19, 2002
	* Raymond P. Springer	Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2002
*By:	/s/ JERRY R. WELCH
Jerry R. Welch Pursuant to power of attorney dated March 15, 2002

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POST–EFFECTIVE AMENDMENT NO. 1 TO FORM S–3
EXPLANATORY NOTE
PROSPECTUS
Table of Contents
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE COMPANY
F.A.O., INC. CONSOLIDATED BALANCE SHEETS (unaudited)
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
OUR CAPITAL STOCK
DIVIDEND POLICY
EXPERTS
LEGAL MATTERS
INCORPORATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
MISCELLANEOUS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Directors and Officers
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES